Exhibit 10.1

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (“Agreement”) is made as of         , 2018, by and between Forest City Employer, LLC (the “Company”) and [•] (“Employee”). The Company and Employee are parties to a Change of Control Agreement (the “Original Agreement”) dated as of        , 2018 (the “Effective Date”). The Company and Employee hereby amend and restate the Original Agreement, as set forth herein, so that this Agreement replaces and supersedes the Original Agreement in its entirety.

1. Term. Except as otherwise provided below, the “Term” of this Agreement shall commence on the Effective Date and end on the second anniversary thereof. The Term shall be automatically renewed for successive one-year periods, on the terms and subject to the conditions of this Agreement, commencing on the second anniversary of the Effective Date, and on each anniversary date thereafter, unless either the Company or Employee gives the other party written notice (in accordance with Section 9 hereof), at least 180 calendar days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement. Notwithstanding the foregoing, in no event shall the Term expire before the second anniversary of a “Change of Control” (as defined in Section 16) that occurs during the Term. For purposes of this Agreement, any reference to the Term of this Agreement shall include the original term and any extension thereof.

2. Nature of Agreement. In order to induce Employee to remain in the employ of the Company and in consideration of Employee’s continued employment, the Company agrees, under the conditions described herein, to pay Employee the “Severance Benefits” (as defined in Section 5) and the other payments and benefits described in this Agreement. No Severance Benefits shall be payable under this Agreement unless there shall have been a “Qualified Termination” (as defined in Section 16) during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Employee and the Company, Employee shall not have any right to be retained in the employ of the Company.

3. Termination of Employment.

(a) Death and Disability. Employee’s employment shall terminate automatically upon Employee’s death. If the Company determines in good faith that the “Disability” (as defined in Section 16) of Employee has occurred during the Term, it may give to Employee written notice in accordance with Section 9 of this Agreement of its intention to terminate Employee’s employment, provided that such notice is given no later than 150 calendar days following the determination of Employee’s Disability. In such event, Employee’s employment shall terminate effective on the 30th calendar day after receipt of such notice by Employee (the “Disability Effective Date”), provided that, within the 30 calendar days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties.

(b) Cause. Employee’s employment with the Company may be terminated by the Company with or without “Cause” (as defined in Section 16).

(c) Good Reason. Employee’s employment with the Company may be terminated by Employee with or without “Good Reason” (as defined in Section 16).

(d) Notice of Termination. Any termination by the Company for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination (as defined in Section 16) to the other party in accordance with Section 9.

(e) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Employee’s employment for any reason, Employee shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including all board of directors, managers or equivalent positions with any affiliate (but excluding, if applicable, the board of directors of Forest City Realty Trust, Inc.). Employee hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

4. Compensation Other Than Severance Benefits.

(a) Accrued Rights. If Employee’s employment shall terminate for any reason following a Change of Control and during the Term, the Company shall pay, or cause to be paid, to Employee (or his estate) the sum of: (i) the portion of Employee’s base salary earned through the “Date of Termination” (as defined in Section 16), to the extent not previously paid; (ii) the amount of any annual bonus that has been earned by Employee for a completed fiscal year or other measuring period preceding the Date of Termination, but has not yet been paid to Employee; and (iii) any accrued paid time-off, to the extent not previously paid (the sum of the amounts described in clauses (i), (ii) and (iii) shall be referred to as the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (iii) shall be paid in a single lump sum within 30 calendar days after the Date of Termination. The Accrued Benefits described in clause (ii) shall be paid at the same time that annual bonuses are paid to other similarly situated employees for the applicable fiscal year, but in no event later than two and one half months following the end of such fiscal year.

(b) Other Benefits. If Employee’s employment shall terminate for any reason following a Change of Control and during the Term, the Company shall pay or provide, or cause to be paid or provided, to Employee (or his estate) any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company or its affiliates in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement as in effect immediately prior to the Date of Termination or, if more favorable to Employee, as in effect immediately prior to the Change of Control, based on accrued and vested benefits through the Date of Termination. Without limiting the generality of the foregoing, Employee’s resignation under this Agreement, with or without Good Reason, shall in no way affect Employee’s ability to terminate employment by reason of Employee’s retirement under, or to be eligible to receive retirement benefits under, any compensation and benefits plans, programs or arrangements of the Company or its affiliates, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a retirement for purposes of any such plan, program or arrangement.

5. Severance Benefits. If Employee shall incur a Qualified Termination during the Term, then, subject to Employee’s compliance with Sections 5(f) and 8 of this Agreement, the Company shall pay or provide to Employee (or his estate) the amounts and benefits described in this Section 5 (collectively, the “Severance Benefits”) in addition to any payments and benefits to which Employee is entitled under Section 4 of this Agreement, unless Employee shall timely make an election to forego the Severance Benefits in accordance with Section 8(k) hereof.

(a) Cash Severance. In lieu of any severance benefit otherwise payable to Employee, the Company shall pay to Employee a lump sum severance payment, in cash, equal to two times the sum of Employee’s “Annual Base Salary” and “Average Bonus” (each as defined in Section 16), which amount shall be payable within 60 calendar days following the Date of Termination (provided that if the 60-day payment period begins in one calendar year and ends in the next calendar year, then to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) the payment shall be made in the second calendar year).

(b) Health Benefits. For the 18-month period immediately following the Date of Termination, the Company shall arrange to provide Employee and his dependents medical, dental and vision insurance benefits on a monthly basis that is substantially similar to such benefits as provided to Employee and his dependents immediately prior to the Date of Termination at a cost to Employee equal to 35% of the applicable COBRA premiums (with the Company subsidizing the remaining 65% of the applicable premiums). An amount equal to the Company-provided COBRA subsidy (or such other amounts as may be required by law) will be included in Employee’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Employee’s other compensation for this purpose. Benefits otherwise receivable by Employee pursuant to this Section 5(b) shall be reduced to the extent benefits of the same type are received by or made available by a subsequent employer to Employee during the 18-month period following the Date of Termination (and any such benefits received by or made available to Employee shall be reported to the Company by Employee).

(c) Incentive Plans. With respect to any of the Company’s outstanding (i) short-term or long-term cash incentive awards held by Employee (other than any annual bonus described in Section 4(a)(ii) of this Agreement), or (ii) performance-based equity awards held by the Employee, in each case if and only if the Date of Termination occurs after at least one-half of the applicable performance period has elapsed (and Employee is not otherwise entitled to benefits thereunder due to his retirement), the amount that would have been payable to Employee for that particular performance period (and only that performance period), determined as if Employee had remained employed for the entire performance period (and any additional period of time necessary to be eligible to receive payment for the performance period), based on actual performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of payment (other than discretionary adjustments applicable to all senior executives who did not terminate employment), pro-rated based on the number of days in the applicable performance period through (and including) the Date of Termination, and paid in a single lump sum at the same time that payments are made to other participants who did not terminate employment. Notwithstanding the foregoing, this paragraph (c) shall not apply in the event that the Company terminates Employee’s employment due to Disability.

(d) Restricted Shares and Units. All outstanding and unvested Company restricted shares and restricted share units that are subject to a vesting schedule based solely on continued service (and specifically excluding any awards with respect to which the number of shares earned depends upon performance) shall become immediately vested.

(e) Outplacement. The Company shall provide Employee with outplacement services for a period of one year following the Date of Termination and at a cost to the Company of not more than $25,000, such services to be provided by an outplacement services firm selected by the Company and in accordance with the Company’s practices as in effect on the Date of Termination.

(f) Release of Claims. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to pay or provide any of the Severance Benefits unless (i) Employee (or his legal representative) first executes, within 45 calendar days after the Date of Termination, a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable, and (ii) the release becomes effective and irrevocable in accordance with its terms.

6. Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or any of its affiliated companies to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be an excess parachute payment within the meaning of section 280G of the Code (such excess only, an “Excess Payment”), then the Employee shall forfeit all Excess Payments if the after-tax value to Employee of the Payments as reduced by such forfeiture would be greater than the after-tax value to Employee of the Payments absent such forfeiture. The forfeiture of Excess Payments, if applicable, shall be applied by: (i) first reducing the cash Severance Benefits (with cash Severance Benefits having different payment terms being reduced on a pro-rata basis); (ii) then cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (iii) then cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (iv) finally reduction of any other benefits or payments due to Employee (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All determinations required to be made under this Section 6, and the assumptions to be utilized in arriving at such determination, shall be made by a major accounting firm with expertise in such matters designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee. All fees and expenses of the Accounting Firm for services performed pursuant to this Section 6 shall be borne solely by the Company.

7. Full Settlement. Except as otherwise provided in Section 5(b) or Section 8 of this Agreement or an applicable clawback policy maintained by the Company or its affiliates, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment. Provided that Employee prevails on any material claim made by him, and disputed by the Company, under the terms of this Agreement, the Company agrees to pay (within 14 business days following the Company’s receipt of an invoice from Employee) at any time from the date of the Change of Control through Employee’s remaining lifetime, (or, if longer, through the 10th anniversary of the Change of Control), to the full extent permitted by law, all legal fees and expenses which Employee (or his heirs or legal representatives) may reasonably incur as a result of any contest by either party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or Employee, his estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Employee about the amount of any payment pursuant to this Agreement).

8. Restrictive Covenants.

(a) Confidentiality. During the Term and thereafter, Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s responsibilities for the Company under this Agreement, any of the Company’s Confidential Information (as defined in paragraph (j) below) acquired by Employee during the course of, or in connection with, Employee’s employment with the Company. Employee acknowledges that the Confidential Information is the exclusive property of the Company. Upon termination of Employee’s employment with the Company for any reason, or at the request of the Company at any time, Employee shall promptly return to the Company all property then in Employee’s possession, custody or control belonging to the Company, including all Confidential Information. Employee shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Employee or obtained by Employee at any time during the Term.

(b) Non-Competition. Employee and the Company agree that Employee is being employed in an important fiduciary capacity with the Company and that the Company is engaged in a highly competitive business. Employee and the Company further agree that it is appropriate to place reasonable limits as set forth herein on Employee’s ability to compete with the Company to protect and preserve the legitimate business interests and goodwill of the Company. Employee agrees that, during the Protection Period (as defined in paragraph (j) below), if applicable, Employee will not, directly or indirectly (in a capacity where Employee could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts obtained from the Company to the detriment of the Company), own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant to any business or activity that is Competitive with the Company (as defined in paragraph (j) below). During the Protection Period, if applicable, the covenant in this

Section 8(b) shall restrict Employee’s conduct within the Restricted Area (as defined in paragraph (j) below). Employee agrees that in his position, it is expected that Employee will receive Confidential Information related to the Restricted Area and if Employee was permitted to engage in competition with the Company within the Restricted Area, it would lead to unfair competition and it would be a significant disadvantage to the Company that would likely cause irreparable harm. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, assuming Employee’s involvement with any such company is solely that of a security holder, shall not constitute a violation of this Section 8(b).

(c) Customer Non-Solicitation. Employee agrees that, during the Protection Period, if applicable, Employee will not, directly or indirectly (in a capacity where Employee could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts or information obtained from the Company to the detriment of the Company): (i) solicit, attempt to solicit, call on, or accept business from any Customer (as defined in paragraph (j) below); or (ii) in any manner cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company.

(d) Employee Non-Solicitation. Employee agrees that, during the Protection Period, if applicable, Employee will not directly or indirectly engage, solicit, hire, attempt to hire, or encourage any current employee or former employee (limited to former employees whose employment has been terminated or concluded for less than 6 months) of the Company to leave or terminate his or her employment relationship with the Company.

(e) Non-Disparagement. Employee agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Subject to Employee’s continuing obligations to comply with Section 8(a) hereof as provided herein, nothing in this Section 8(e) shall preclude Employee from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law and not contrary to Section 8(h) below, Employee promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Employee. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Employee in advance if it has reason to believe such response or testimony will directly relate to Employee, or preclude the Company from complying with applicable disclosure requirements.

(f) Divisible Provisions. The individual terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Section 8 shall thereby be affected. It is the intention of Employee and the Company that the potential restrictions on Employee’s solicitation and future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Employee and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g) Injunctive Relief and Remedies. In event of a breach or threatened breach of any of Employee’s duties and obligations under this Section 8, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to (i) temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, (ii) cease making payments or providing benefits under Section 5 of this Agreement (other than Section 5(a) thereof), and (iii) any other relief obtainable through statutory or common law means (including, but not limited to, applicable trade secrets law). Employee hereby expressly acknowledges that the harm that might result to the Company’s business as a result of any noncompliance by Employee with the provisions of this Section 8 would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of this Section 8, Employee will not engage in any conduct inconsistent with or contrary to this Section 8 until after the question has been resolved by a final judgment of a court of competent jurisdiction. The restrictions stated in this Section 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Section 8 is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its trade secrets and confidential information.

(h) Protected Activity. Nothing contained in this Agreement, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit Employee from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Employee does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nothing in this Agreement limits any right Employee may have to receive a whistleblower award or bounty for information provided to any Government Agency. Employee hereby acknowledges that the Company has informed Employee, in accordance with 18 U.S.C. § 1833(b), that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(i) Notification. To enable the Company to monitor Employee’s compliance with the obligations imposed by this Section 8, Employee agrees to inform the Company during the Protection Period, if applicable, of the identity of any subsequent employer and Employee’s new job title. Employee agrees that he will disclose the existence of this Section 8 to any subsequent employer.

(j) Definitions. As used in this Section 8, the following definitions shall apply

“Company” means the Company and its affiliates.

“Competitive with the Company” means any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a real estate business that is competitive with the commercial office, retail rental, and/or multifamily residential portfolios owned or managed by the Company as of the Date of Termination (or any significant business that is being actively pursued as of the Date of Termination by the Company).

“Confidential Information” means information pertaining to the business of the Company that is generally not known to or readily ascertainable to the industry in which the Company competes, and that gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. Confidential Information includes, but is not limited to, the Company’s trade secrets, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, sales plans and strategies, pricing and profit information, financial information, marketing data, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Company, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Company, computer programs, systems and/or software, ideas, inventions, business information, know-how, improvements, designs, redesigns, creations, discoveries and developments of the Company. Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format.

“Customer” means any actual or potential customer or client of the Company that (i) Employee knows to have been engaged as a customer or client of the Company during the one-year period prior to the Date of Termination, (ii) Employee knows to have been contacted by the Company during the one-year period prior to the Date of Termination or (iii) about which Employee had been provided or had access to Confidential Information during his employment with the Company.

“Protection Period” means (i) if Employee incurs a Qualified Termination and does not timely make an election to waive the Severance Benefits as provided in Section 8(k) of this Agreement, the period commencing on the Date of Termination and ending on the first anniversary of the Date of Termination; provided, however, that such period shall be extended for an additional period of time equal to the time that elapses from the commencement of a breach of the covenants contained in this Section 8 to the later of (x) the termination of such breach or (y) the final resolution of any litigation stemming from such breach; (ii) if Employee incurs a Qualified Termination and timely elects to waive Employee’s right to the Severance Benefits in accordance with Section 8(k) of this Agreement, or if Employee’s employment terminates under circumstances that do not constitute a Qualified Termination, then the Protection Period shall expire on the Date of Termination and Sections 8(b), (c), (d) and (i) of this Agreement shall not apply to Employee.

“Restricted Area” means the geographic area or areas where Employee conducted activities on behalf of the Company at or within a one-year period of time prior to the Date of Termination. It is intended as of the Effective Date that the Restricted Area will include the entire United States, as Employee is engaged to provide services and has duties related to this entire geographic area.

(k) Employee Election. If Employee incurs a Qualified Termination, Employee may elect to waive Employee’s right to the Severance Benefits, in their entirety, by providing written notice to the Company in a form reasonably acceptable to the Company, within 20 calendar days after the Date of Termination (the “Waiver”). In the event that Employee timely submits the Waiver, then (i) the Company shall not be obligated to pay all or any portion of the Severance Benefits to Employee, and (ii) the provisions of Sections 8(b), (c), (d) and (i) of this Agreement shall not apply to Employee.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, postage prepaid, to the recipient. Notices to Employee shall be sent to the address of Employee most recently provided to the Company. Notices to the Company should be sent to: Forest City Employer, LLC, Attention: Chief Executive Officer at the then-current corporate headquarters of Forest City Realty Trust, Inc. Notice and communications shall be effective on the date of delivery if delivered personally, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Successors and Assigns.

(a) This Agreement is personal to Employee, and, without the prior written consent of the Company, shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), this Agreement shall not be assignable by the Company without the prior written consent of Employee, except to an affiliate of the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

12. Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the federal courts located in the Northern District of Ohio or state courts located in Cuyahoga County, Ohio in any court action or proceeding brought with respect to or in connection with this Agreement.

13. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14. Miscellaneous. Any payments to Employee under this Agreement shall be paid from the Company’s general assets. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, any prior Change of Control Agreement between the Company and Employee, which agreement the parties acknowledge is hereby superseded, replaced in its entirety and considered null and void as of the Effective Date. Any Severance Benefits received by Employee under this Agreement shall be in lieu of payments or benefits otherwise available under a general severance policy or other severance plan maintained by the Company or its affiliates, including, without limitation, the Forest City Employer, LLC Severance Plan, or any employment agreement, if any, between the Company or its affiliates and Employee.

15. Section 409A Compliance.

(a) In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to Employee upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to Employee, including immediate taxation, interest and a

20% additional income tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if Employee is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest), on the first business day following the six-month anniversary of the Date of Termination.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Employee is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c) Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last business day of Employee’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

16. Definitions. Capitalized terms not otherwise defined above shall have the meanings set forth in this Section 16.

(a) “Annual Base Salary” shall mean Employee’s annual base salary at the rate in effect immediately prior to a Change of Control, or such higher rate as may be in effect at any time on or after the Change of Control.

(b) “Average Bonus” shall mean the average of the bonuses payable under the Company’s annual bonus program, or any comparable annual bonus under any predecessor program, for the last three full fiscal years prior to the Change of Control, or if Employee was eligible to earn such a bonus for less than the last three full fiscal years, for the fiscal years during which Employee was eligible to earn such a bonus immediately prior to the Change of Control (and annualized in the event that Employee was not employed by the Company or its affiliates (or was not eligible to earn such a bonus) for the whole of each such fiscal year). If Employee was not eligible to earn such an annual bonus for any fiscal year ending on or before the Change of Control, then the Average Bonus shall be deemed to equal Employee’s target annual bonus opportunity as in effect immediately prior to the Change of Control.

(c) “Cause” shall mean (i) the willful and continued failure of Employee to perform substantially Employee’s duties with the Company or any of its affiliates (other than any such failure resulting from any medically determined physical or mental impairment), that is not cured by Employee within 20 calendar days after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer of the Company (the “CEO”) which specifically identifies the manner in which the CEO believes that Employee has not substantially performed Employee’s duties; (ii) Employee’s illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or (iii) Employee’s conviction, guilty plea or plea of nolo contendere for any crime involving dishonesty or for any felony.

(d) “Change of Control” shall mean a “change of control” of Forest City Realty Trust, Inc. as defined in the Forest City Realty Trust, Inc. 1994 Stock Plan, as in effect on the Effective Date; provided that in any case, the transaction also constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(e) “Date of Termination” shall mean, as applicable, the date of Employee’s death, the Disability Effective Date, the date on which the termination of Employee’s employment by the Company for Cause or without Cause or by Employee for Good Reason or without Good Reason is effective.

(f) “Disability” shall mean Employee is disabled in accordance with the long-term disability insurance plan maintained by the Company for which Employee is eligible or a determination by the U.S. Social Security Administration that Employee is totally disabled.

(g) “Good Reason” shall mean the occurrence of any of the following without Employee’s consent: (i) any reduction of Employee’s Annual Base Salary (as defined in this Section 16); (ii) any reduction of Employee’s Target Bonus Opportunity (as defined in this Section 16); (iii) a material reduction in Employee’s title, authority, responsibilities or reporting relationship as in effect immediately prior to the Change of Control; (iv) the Company’s material breach of any of its obligations to Employee under this Agreement; or (v) the Company’s requirement that in order to perform his obligations to the Company, Employee must relocate his residence to a location more than 50 miles from Employee’s office location immediately prior to a Change in Control. A termination of Employee’s employment by Employee shall not be deemed to be for Good Reason unless (x) Employee gives notice to the Company of the existence of the event or condition constituting Good Reason within 60 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice.

(h) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 calendar days after the giving of such notice).

(i) “Qualified Termination” shall mean the termination of Employee’s employment within two years after a Change of Control: (i) by the Company and its affiliates for Disability or other than for Cause; or (ii) by Employee for Good Reason.

(j) “Target Bonus Opportunity” shall mean the higher of (i) Employee’s target bonus opportunity under the Company’s annual bonus program applicable to Employee as in effect immediately prior to the Change of Control, provided that if no target bonus opportunity has been established for the year in which the Change of Control occurs, as in effect for the year immediately preceding the year in which the Change of Control occurs, or (ii) Employee’s target bonus opportunity under the annual bonus program applicable to Employee as in effect at any time after the Change in Control.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have caused this amended and restated Agreement to be executed as of the date first written above.

FOREST CITY EMPLOYER, LLC

By:
[Name]
[Title]

EMPLOYEE

[•]

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this [•] day of [•], 20[•], by and between Forest City Employer, LLC (the “Company”) and [•] (“Employee”).

1. Employment Status. Employee’s employment with the Company and its affiliates terminated effective as of [•], 20[•] (the “Separation Date”).

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Employee with the benefits set forth in Section 5 of the Amended and Restated Change of Control Agreement between Employee and the Company dated as of [•], 2018 (the “Change of Control Agreement”), upon the terms, and subject to the conditions, of the Change of Control Agreement. Employee agrees that Employee is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Section 5 of the Change of Control Agreement.

3. No Liability. This Release does not constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 2 above, Employee for himself, his heirs, administrators, representatives, executors, successors and assigns does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and each of its parents, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, partners, agents, attorneys, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Company Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may ever have against the Company Releasees relating to or arising out of Employee’s employment or separation from employment with the Company, from the beginning of time and up to and including the date Employee executes this Release. This Release includes, without limitation, (i) law or equity claims; (ii) contract (express or implied) or tort claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic

Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), the Ohio Civil Rights Act, or any other foreign, federal, state or local law or judicial decision), (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Employee is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vi) any other statutory or common law claims related to Employee’s employment with the Company or the separation of Employee’s employment with the Company; provided, however, that nothing herein shall release any obligation of the Company under the Change of Control Agreement.

5. Protected Activity. Nothing contained in this Release limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing in this Release or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Employee from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Employee does not need prior authorization of any kind to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. If Employee files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release limits any right Employee may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

6. Bar. Employee and the Company acknowledge and agree that if he or it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the other party with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the other party all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

8. Acknowledgment. Employee has read this Release, understands it, and voluntarily accepts its terms, and Employee acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release, and has been provided with a period of at least twenty-one (21) days in which to consider entering into this Release. Employee acknowledges and agrees that the payments and benefits provided under Section 2 of this Release represent substantial value over and above that to which Employee would otherwise be entitled.

9. Revocation. Employee has a period of seven (7) days following the execution of this Release during which Employee may revoke this Release by delivering written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Employee understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 above.

10. Miscellaneous. This Release is the complete understanding between Employee and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Employee has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

11. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

FOREST CITY EMPLOYER, LLC

[Form of release – Do not sign]

By:
Its:

EMPLOYEE

[Form of release – Do not sign]

[•]

17